nStor Technologies, Inc.
                                   Exhibit 11
              Statement Regarding Computation of Per Share Earnings
                      For the Year Ended December 31, 2001

Weighted Average Common Shares Considered Outstanding

                                            Outstanding        Weighted Average
             Period                        Common Shares             Shares
January 1, 2001 - May 16, 2001              35,478,489            13,219,383
May 17, 2001 - October 27, 2001             35,719,022            16,049,094
October 28, 2001 - November 19, 2001        37,719,022             2,376,815
November 20, 2001 - December 31, 2001      114,603,144            13,187,211
                                                                 ------------
                                                                  44,832,503
                                                                 ============


Basic and Diluted Net Loss Per Common Share

                                       Earnings (Loss)             Per Share
Loss before extraordinary items          (19,387,000)                ($.43)
Extraordinary gains                          869,000                   .02
                                       ---------------          ------------
Net loss per common share               $(18,518,000)                ($.41)
                                       ===============          ============